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                                                                 Exhibit 5




                           [Hale and Dorr letterhead]


                                  July 15, 1997




Diacrin, Inc.
Building 96, 13th Street
Charlestown Navy Yard
Charlestown, MA  02129

         Re:      1997 Stock Option Plan --
                  Registration Statement on Form S-8
                  ----------------------------------

Ladies and Gentlemen:

         We have assisted in the preparation of a Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") relating to 1,200,000 shares of Common Stock, $.01 par value per share (the "Shares"), of Diacrin, Inc., a Delaware corporation (the "Company"), issuable under the Company's 1997 Stock Option Plan (the "Plan").

         We have examined the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company, each as amended to date, the Registration Statement and originals, or copies certified to our satisfaction, of all pertinent records of the meetings of the directors and stockholders of the Company and such other documents relating to the Company as we have deemed material for the purposes of this opinion.

         In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

         We assume that the appropriate action will be taken, prior to the offer and sale of the Shares to register and qualify the Shares for sale under all applicable state securities or "blue sky" laws. We express no opinion herein as the laws of any state or jurisdiction other than the state laws of the Commonwealth of Massachusetts, the Delaware General Corporation Law statute and the federal laws of the United States of America.

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         Based upon and subject to the foregoing, we are of the opinion that the
Shares covered by the Registration Statement have been duly authorized for issuance under the Plan and that the Shares, when issued against payment therefor in accordance with the terms of the Plan and at a price per share in excess of the par value per share for such Shares, will be validly issued, fully paid and nonassessable.

         It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

         We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of
Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

         Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matter.

                                                      Very truly yours,



                                                      /s/  Hale and Dorr LLP
                                                      ----------------------
                                                      HALE AND DORR LLP


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